Exhibit (d)(8)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT, is made as of August 16, 2023, between BROWN BROTHERS HARRIMAN & CO., a New York limited partnership, through a separately identifiable department, known as the Brown Brothers Harriman Mutual Fund Advisory Department, (“BBH&Co.”, the “Adviser”, or the “SID”) and Trinity Street Asset Management LLP (“Sub-Adviser”) with respect to the BBH Partner Fund – International Equity, a series of the BBH Trust (the “Agreement”).

WHEREAS, BBH Trust, a Delaware statutory trust (the “BBH Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and of which BBH Partner Fund – International Equity (the “Fund”) is a separate series thereof.

WHEREAS, the BBH Trust has entered into an Investment Advisory and Administrative Services Agreement with BBH&Co., dated June 14, 2018, as amended (“Investment Advisory Agreement”);

WHEREAS, BBH Trust offers for public sale shares of beneficial interest of the Fund;

WHEREAS, under the Investment Advisory Agreement, the Adviser has agreed to provide certain investment advisory services to the Fund;

WHEREAS, the Investment Advisory Agreement permits the Adviser to delegate certain of its duties as investment adviser thereunder to a sub-adviser;

WHEREAS, the Sub-Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended; and

WHEREAS, the Sub-Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.             The Adviser hereby appoints the Sub-Adviser as of August 19, 2023 (the “Effective Date”) to act as an investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided on Exhibit A.

2.             Subject to the general supervision of (1) the Trustees of the BBH Trust (the “Board”), and (2) the Adviser, the Sub-Adviser shall manage the investment operations and the composition of the portfolio securities and investments, including cash (collectively, “Assets”), of the Fund or sleeve, including the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund’s investment objective and policies as stated in the Prospectus (as defined in paragraph 5(e) of this Agreement) and subject to the following understandings:

(a)	the Sub-Adviser shall furnish a continuous investment program for the Assets of the Fund’s portfolio or sleeve and determine from time to time which investments and securities will be purchased, retained, sold or lent by the Fund or sleeve, and which portion of the assets will be invested or held uninvested as cash and shall communicate as provided in this Agreement in a timely manner all such transactions to the Adviser and custodian or such depositories designated by the Fund or the Adviser;

(b)	the Sub-Adviser shall use the same skill and care in the management of the Assets as it uses in the investment management of other accounts with similar characteristics for which it has investment responsibility as adviser or sub-adviser;

(c)	the Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the BBH Trust’s Declaration of Trust and By-Laws and the Prospectus of the Fund and with the policies adopted by the Board in respect of the Fund, provided such documents and any amendments thereto have been delivered to the Sub-Adviser in accordance with Section 5 below. The Adviser shall ensure that the operations of the Fund and the BBH Trust will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations, provided, that the Sub-Adviser shall take reasonable steps to ensure that all purchases and sales of securities by the Sub-Adviser for the account of the Fund will conform to and comply with the requirements of the 1940 Act and the requirements relating to investments generating qualifying income and asset diversification applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”);

(d)	the Sub-Adviser shall determine the Assets to be purchased, sold or lent by the Fund or sleeve and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Sub-Adviser intends to seek best price and execution for purchases and sales, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided herein;

(e)	the Sub-Adviser may cause the Fund to pay a broker that provides brokerage and research services to the Sub-Adviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) the Sub-Adviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction or in terms of the Sub-Adviser’s overall responsibilities with respect to the Fund and the other accounts as to which the Sub-Adviser exercises investment discretion, (ii) such commission is paid in compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement, and (iii) in the opinion of the Sub-Adviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term;

(f)	provided that the relevant materials have been forwarded to the Sub-Adviser in a timely fashion by, or on behalf of, the Fund, the Sub-Adviser shall be responsible for voting proxies and making all other voting and consent determinations with respect to the issuers of securities and other instruments held in the Fund’s portfolio, or the portion of the Fund which the Sub-Adviser manages, in (i) a manner deemed by the Sub-Adviser to be in the best interests of the Fund and (ii) accordance with the Sub-Adviser’s proxy voting policies and procedures, a copy of which has been provided to the Adviser. Such authority shall remain in effect unless the Adviser has advised the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Adviser or the Fund or otherwise delegated to another party. The Adviser or the BBH Trust shall be responsible for the timely filing of all claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Fund and shall provide the Sub-Adviser with a copy of any such claim or related document so filed. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Sub-Adviser, may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its obligations to the Fund and to such other customers;

(g)	the Sub-Adviser shall (i) render to the Board such periodic and special reports as the Board or the Adviser may reasonably request; and (ii) meet with representatives of the Adviser or members of the Board at the reasonable request of the Adviser or the Board for the purpose of reviewing the Sub-Adviser’s performance under this Agreement at reasonable times and upon reasonable advance notice;

(h)	the Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Adviser will follow such Code of Ethics in performing its services under this Agreement. The Sub-Adviser also will certify annually to the BBH Trust on behalf of the Fund and the Adviser that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous period or, if not, explain what the Sub-Adviser has done to seek to ensure such compliance in the future;

(i)	the Sub-Adviser will promptly notify the Adviser in writing of, in each case prior to, or promptly after, the occurrence of any change in its officers or in actual control or management of the Sub-Adviser or change in the portfolio manager(s) employed by the Sub-Adviser primarily responsible for the day-to-day management of the Fund’s portfolio;

(j)	The Sub-Adviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders for the Fund as are required to be maintained by the Fund under the 1940 Act and shall render to the Board and the Adviser such periodic and special reports as the Board may reasonably request. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Sub-Advisory Agreement required to be prepared and maintained by the Sub-Adviser pursuant to applicable law. To the extent required by law, the books and records pertaining to the Fund or sleeve, which are in possession of the Sub-Adviser, shall be the property of the Fund; provided, however, that the Sub-Adviser may retain copies of the Fund’s books and records at its own cost. Upon the reasonable advance notice of the Adviser or the Fund, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Adviser and the Fund, or their respective designated representatives;

(k)	in connection with any purchase and sale of securities or other instruments for the Fund, the Sub-Adviser will arrange for the transmission to the custodian for the Fund (the “Custodian”) on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities or other instruments to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its custodial, administrative and recordkeeping responsibilities with respect to the Fund. The parties acknowledge that the Sub-Adviser is not a custodian of the Fund’s assets and will not take possession or custody of the Assets;

(l)	the Sub-Adviser will assist the Custodian, administrator or similar party designated by the Adviser in assessing the fair value of securities or other instruments held in the Fund’s portfolio for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined to fair value such portfolio holdings;

(m)	The Sub-Adviser’s investment team will be expected to meet via conference call once quarterly with the Adviser to discuss the Fund’s performance and outlook. For all quarterly calls, at least one investment team member will participate. A senior member of the Sub-Adviser’s team will aim to participate in these quarterly calls as his schedule allows. In addition, the Sub-Adviser will write a quarterly investment letter for the Fund. A member of the Sub-Adviser’s team will also make commercially reasonable attempts to attend Board meetings no less than annually or upon reasonable request after prior notice;

3.             The investment management services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others; provided, however, that, except with the Adviser’s prior written consent, the Sub-Adviser may not enter into any agreement that utilizes the Sub-Adviser’s International Equity Strategy to manage, advise or sub-advise assets of the wealth advisory or private banking divisions of Competitor Organizations. For purposes of this paragraph, “Competitor Organizations” shall be limited to the entities and any affiliates or successor thereto listed in Exhibit B attached hereto and made a part hereof. For purposes of this paragraph, the “Sub-Adviser’s International Equity Strategy” shall mean the strategy described in the Fund’s Prospectus.

4.             Limitation on Use of Names.

a.	The Sub-Adviser shall have no rights relating to the Trust’s name, the Fund’s name or in the name “Brown Brothers Harriman & Co.”, “Brown Brothers” or “BBH” as it is used in connection with investment products, services or otherwise, and the Sub-Adviser will make no use of such names without the express written consent of the BBH Trust, the Fund or the Adviser, as the case may be; provided that notwithstanding anything in this Agreement to the contrary, the Sub-Adviser shall be entitled to use the Fund’s name and the name “Brown Brothers Harriman & Co.” in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and may use the Fund’s performance in calculating composites, may give the Fund’s names to brokers and other third parties providing services to the Fund, and may identify the Fund and/or BBH Trust on the Sub-Adviser’s client list and marketing materials and in connection with performing its obligations under this Agreement.

b.	Neither the Adviser, BBH&Co., the BBH Trust nor the Fund shall have any rights relating to the name of the Sub-Adviser or any derivation thereof and will make no use of such name without the express written consent of the Sub-Adviser; provided that notwithstanding anything in this Agreement to the contrary, the Adviser, BBH&Co., BBH Trust and the Fund may include the name of the Sub-Adviser (and any information relating to the Sub-Adviser and the Agreement) in (i) BBH Trust’s and the Fund’s registration statement on Form N-1A (as may be amended and supplemented, the “Registration Statement”), including the Prospectus, Statement of Additional Information and Part C (including any exhibits thereto) of such Registration Statement, any Schedule 14C information statement, any Supplement to BBH Trust’s and the Fund’s Prospectus and Statement of Additional Information, the Adviser’s Form ADV (or similar client disclosure document) and any other form, amendment, supplement, exhibit, schedule, certificate, document or filing (and to the extent any of the foregoing may be required to be amended or supplemented from time to time) required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) and/or other applicable governmental, regulatory or self-regulatory agency, organization or authority and disclosed to the Fund’s investors and prospective investors (whether in print, by website or electronic or any other means of disclosure, transmission or communication); (ii) any client, shareholder, marketing, accounting and reporting communications, materials, documents, schedules or agreements customarily requiring disclosure of the name of the Sub-Adviser (and information relating to the Sub-Adviser and the Agreement) and (iii) to the extent any broker-dealers, custodian, distributor, exchange or other market counterparty with whom the Fund deals requires information relating to the Sub-Adviser in connection with the Sub-Adviser’s functions hereof.

c.	Each of BBH&Co. and the Sub-Adviser represents and warrants that it will not make, or cause or allow any of its affiliates to make, any oral or written statement to any third party that disparages, defames, or reflects adversely upon the BBH Trust, the Fund, the Adviser or the Sub-Adviser, as applicable.

5.             The Adviser has delivered copies of each of the following documents (collectively, the “Governing Documents”) to the Sub-Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

(a)	Declaration of Trust of the BBH Trust and all amendments thereto (such Declaration of Trust/ and amendments, as presently in effect and further amended from time to time, are herein called the “Organizational Document”);

(b)	By-Laws of the BBH Trust (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”);

(c)	Certified resolutions of the Board authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

(d)	Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), on Form N-1A (the “Registration Statement”) as filed with the Commission “”relating to the BBH Trust and each series of the Fund’s shares, and all amendments and supplements thereto; and

(e)	Prospectus of the Fund (such prospectus, as presently in effect and as amended or supplemented with respect to the Fund from time to time, is herein called the “Prospectus”).

The Sub-Adviser shall not be responsible for compliance with any change or supplement to a Governing Document until 5 business days following the Sub-Adviser’s actual receipt thereof.

6.             The Sub-Adviser shall be responsible solely for the expenses of its investment professionals and staff performing services for the Fund. For the avoidance of doubt, it is acknowledged and agreed that in no event will the Sub-Adviser be responsible for payment of any fee, expense, commission, tax or other cost or remuneration incurred by the Fund.

7.             For the services provided and the expenses borne pursuant to this Agreement, the Adviser, not the Fund, will pay the Sub-Adviser as full compensation therefore a fee as set forth on Exhibit A attached hereto.

8.             The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or BBH&Co.in connection with the matters to which this Agreement relates, except a loss, damage, cost or expense directly arising from a breach of fiduciary duty owed to Fund shareholders as a result of this Agreement or a loss, damage, cost or expense resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.             Indemnity.

a.	The Adviser shall indemnify the Sub-Adviser and each of its partners, officers, employees and shareholders, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act (“Sub-Adviser Persons”), against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted or threatened to be asserted by any person in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual or alleged material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or any other communication to current or prospective investors in the Fund (other than a misstatement or omission in disclosure about the Sub-Adviser or the Fund provided to the Adviser or the Fund by the Sub-Adviser expressly for inclusion in such documents that was faithfully reproduced in such materials); (ii) any material breach of any of the representations, warranties, covenants or obligations of BBH&Co. or the Adviser with respect to this Agreement; or (iii) the bad faith, willful misconduct or gross negligence by BBH&Co. or the Adviser in the performance of its duties under this Agreement or reckless disregard of obligations or duties hereunder.

b.	The Sub-Adviser shall indemnify the Adviser and each of its partners, officers, employees and shareholders, and each person, if any, who controls the Adviser within the meaning of Section 15 of the Securities Act (“Adviser Persons”), against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted or threatened to be asserted by any person in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual or alleged material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or any other communication to current or prospective investors in the Fund about the Sub-Adviser or the Fund, in each case, that was provided to the Adviser or the Fund by the Sub-Adviser expressly for inclusion in such documents (and that was faithfully reproduced in such materials); (ii) any material breach of any of the representations, warranties, covenants or obligations of the Sub-Adviser with respect to this Agreement; or (iii) the bad faith, willful misconduct or gross negligence by the Sub-Adviser in the performance of its duties under this Agreement or reckless disregard of obligations or duties hereunder.

c.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law.

d.	To the fullest extent permitted by law, any obligations of the Sub-Adviser arising under this Agreement and/or applicable law are solely the obligations of the Sub-Adviser, and no liability whatsoever shall attach to, or be incurred by, any Sub-Adviser Person for such obligations. Any claims against and/or recourse to any such Sub-Adviser Person for or in connection with the foregoing obligations, whether arising in common law or equity or created by statute, contract, or otherwise, are expressly released and waived under this Agreement to the fullest extent permitted by applicable law as a condition of, and as part of the consideration for, the execution of this Agreement and the incurring by the Sub-Adviser of the obligations set forth in this Agreement.

e.	To the fullest extent permitted by law, any obligations of the Adviser arising under this Agreement and/or applicable law are solely the obligations of the Adviser, and no liability whatsoever shall attach to, or be incurred by, any Adviser Person (excluding the Adviser) for such obligations. Any claims against and/or recourse to any such Adviser Person for or in connection with the foregoing obligations, whether arising in common law or equity or created by statute, contract, or otherwise, are expressly released and waived under this Agreement to the fullest extent permitted by applicable law as a condition of, and as part of the consideration for, the execution of this Agreement and the incurring by the Adviser of the obligations set forth in this Agreement.

f.	The Sub-Adviser shall not be responsible for any Losses incurred by the Fund or the BBH Trust as a direct or indirect result of circumstances beyond the Sub-Adviser’s control, including without limitation acts of God, earthquakes, fires, floods, storms, wars, acts of terrorism, acts of civil or military authorities, governmental actions, or power outages.

g.	Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

h.	The Adviser and/or the Fund may have rights under U.S. federal or state laws and/or other applicable laws that may not be waived under such laws. Nothing in this Agreement is intended to override provisions of applicable law to the extent such provisions may not be waived or modified by agreement or disclosure.

10.           Confidentiality.

a.	Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order, each party hereto and its affiliates (each, for purposes of this section, the “Recipient Party”) shall keep confidential and shall not use or disclose, except with the consent of the other party hereto (each, for purposes of this section, the “Disclosing Party”), any and all non-public, proprietary or confidential information concerning the business of the Disclosing Parties and/or their affiliates or investors therein obtained in connection with the services rendered under this Agreement, including, without limitation, Portfolio Information (the “Information”); provided that the Recipient Party may make such disclosure to its directors, officers, partners, employees, agents, advisors, service providers, potential financing counterparties or representatives, including legal and compliance personnel (collectively, the “Representatives”) who (i) need to know the Information in connection with this Agreement, (ii) have been informed of the confidential nature of such Information and (iii) have been advised that such Information is to be kept confidential and not used for any other purpose. Notwithstanding the foregoing, the BBH Trust and the Adviser shall be permitted to disclose Portfolio Information as required by applicable law. The Recipient Party shall be responsible for a breach of this section. The term “Information” will not include information that (i) is or becomes publicly available other than as a result of a disclosure by the Recipient Party in violation of this section, (ii) is or becomes available to the Recipient Party or its Representatives from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party or its Representatives, does not have an obligation of confidentiality to the Disclosing Party with respect to such information, (iii) was already in the Recipient Party’s possession or the possession of its Representatives prior to receiving such information from the Disclosing Party, or (iv) is developed independently by the Recipient Party or its Representatives without use of the Information.

b.	Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information of the Fund, the Adviser or the Sub-Adviser that is received by a party hereto in connection with this Agreement, and information with regard to the portfolio holdings, investment activity and characteristics of the Fund. In addition to the requirements of subsection (a) above and consistent with the Fund’s policy related to the dissemination of Portfolio Information, the Adviser and the Sub-Adviser will restrict access to the Portfolio Information to those employees of the Adviser and the Sub-Adviser or their affiliates or agents who will use it only for purposes reasonably related to the provision of services to the Fund and the Adviser and the Sub-Adviser will be obligated to ensure that it is used only for such purposes.

c.	Each of the Adviser and the Sub-Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Information.

d.	Each Recipient Party acknowledges the global nature of each Disclosing Party’s businesses and the efforts the Disclosing Parties undertake to develop, preserve and protect their Information and their business and competitive advantage and goodwill. Accordingly, each Recipient Party acknowledges and agrees that the restrictions, limitations and obligations in this section are reasonable and necessary for the protection of the legitimate business interests of the Disclosing Parties and their Affiliates. Each Recipient Party also acknowledges that the Disclosing Parties would not have entered into this Agreement unless the Recipient Party agreed to such restrictions, limitations and obligations.

11.           The Sub-Adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of the Sub-Adviser’s business activities.

12.           This Agreement shall continue in effect for two years from the Effective Date with respect to the Fund, and thereafter only so long as its continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund (i) at any time, without the payment of any penalty, by vote of a majority of the Board or by “vote of a majority of the outstanding voting securities” of the Fund on 60 days written notice to the Sub-Adviser, or (ii) by the Sub-Adviser (A) at any time, without the payment of any penalty, on 60 days written notice to the Adviser or (B) immediately, without any penalty, upon the financial insolvency of BBH&Co. or the statutory disqualification of the Adviser from providing services to the Fund or (iii) immediately by the Adviser or the BBH Trust upon the financial insolvency of the Sub-Adviser or the statutory disqualification of the Sub-Adviser from providing services to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment.”

13.           The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of BBH Trust from time to time, have no authority to act for or represent the Fund or the BBH Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the BBH Trust or the Adviser.

14.           This Agreement may be amended by mutual consent, provided that any material amendment hereto shall be approved (a) by vote of a majority of those members of the Board of the BBH Trust who are not parties to this Agreement or “interested persons,” cast in person, or by other means permitted by law, at a meeting called for the purpose of voting on such amendment, and, to the extent required by law, (b) by “vote of a majority of the outstanding voting securities” of the Fund.

15.           As used in this Agreement, the terms “assignment”, “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings assigned to them respectively in the 1940 Act.

16.           Notices of any kind to be given to the parties hereto shall be in writing and shall be duly given if mailed or delivered (A) to the Adviser at 140 Broadway, New York, New York 10005, Attention: Treasurer, or at such other address or to such other individual as shall be specified by the Adviser to the Sub-Adviser in writing and (B) to the Sub-Adviser at 1 Cavendish Place, London, W1G 0QF Attention: Chief Compliance Officer, with a copy to Compliance Department at the same address, or at such other address or to such other individual as shall be specified by the Sub-Adviser to the Adviser in writing. The parties may also provide written notice via electronic mail, to the Adviser at funds.management@bbh,com and to the Sub-Adviser at compliance@trinitystreetam.com and operatons@trinitystreetam.com, provided that an additional copy is provided by mail or delivered to the above addresses.

17.           The Adviser represents, warrants and agrees as follows:

(a)	BBH&Co. is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of New York, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b)	The execution, delivery and performance by the Adviser of this Agreement are within its and the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement.

(c)	This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)	The Adviser is not prohibited by the 1940 Act or the Investment Advisers Act of 1940, as amended (the “Advisers Act”), from performing the services contemplated by this Agreement or the Investment Advisory Agreement.

(e)	To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates, is a party or to which it or any of its affiliates or assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in the Adviser’s condition (financial or otherwise), business, or prospects or which might reasonably be expected to impair the Adviser’s ability to discharge its obligations under this Agreement or the Adviser’s investment management agreement with the Fund.

(f)	The Adviser shall provide the Sub-Adviser with a list of each entity that is an “affiliated person”, as such term is defined in the 1940 Act, of the Fund.

(g)	The Adviser is registered with the Commission as an investment adviser under the Advisers Act.

(h)	The Adviser has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency and will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9 of the 1940 Act.

(i)	If, at any time during the term of this Agreement, the Adviser discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of their representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide prompt notice to the Sub-Adviser in the event that: (i) it makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement. The Investment Advisory Agreement permits the Adviser to delegate certain of its duties as investment adviser thereunder to a sub-adviser.

18.           The Sub-Adviser represents, warrants and agrees as follows:

(a)	It is duly organized, validly existing, and in good standing as a limited liability partnership under the laws of England & Wales, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b)	The execution, delivery and performance by Sub-Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by Sub-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon Sub-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of Sub-Adviser have full authority and power to execute this Agreement.

(c)	This Agreement is enforceable against Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)	To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates, is a party or to which it or any of its affiliates or assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in Sub-Adviser’s condition (financial or otherwise), business, or prospects or which might reasonably be expected to impair Sub-Adviser’s ability to discharge its obligations under this Agreement.

(e)	The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise; and (vi) is not presently under investigation by any regulatory agency and does not know of any pending or anticipated investigation or litigation by any such regulatory agency.

(f)	If, at any time during the term of this Agreement, Sub-Adviser discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of their representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. Sub-Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) it makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impact the Sub-Adviser’s ability to perform this Agreement.

(g)	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, the president or chief compliance officer of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such material violation has occurred, that the appropriate action was taken in response to such violation. Upon reasonable request to the Adviser, the Sub-Adviser shall permit the Adviser or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1 and all other records relevant to the Sub-Adviser’s code of ethics.

(h)	The Sub-Adviser has provided the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV most recently filed with the Commission and will furnish a copy of all amendments to the Adviser at least annually.

(i)	The Sub-Adviser has adopted, maintains and implements written compliance policies and procedures as required by Rule 206(4)-7 of the Advisers Act. The Sub-Adviser will provide the Adviser with a summary of its policies and procedures and, upon reasonable request by the Adviser, shall either (i) certify that the Sub-Adviser has complied in all material respects with such policies and procedures as they relate to services provided to the Fund or (ii) provide a written report to the Adviser describing any material violations of such policies and procedures as they relate to services provided to the Fund; and

(j)	The Sub-Adviser has adopted proxy voting policies, a copy of which has been provided to the Adviser.

19.           In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser is not permitted to consult with any other sub-adviser to the Fund or any sub-adviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets.

20.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, all of which together shall for all purposes constitute one agreement, binding on the parties. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction.

21.           This Agreement shall constitute the entire agreement of the parties hereto, and shall be governed by and construed in accordance with the laws of the State of New York. BY SIGNING THIS AGREEMENT, THE PARTIES CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

22.           For the avoidance of doubt, it is acknowledged and agreed that the Exhibits appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Exhibits hereto. To the extent permissible by applicable law, any Exhibit included and incorporated by reference into the Agreement may be amended by the mutual consent of the parties, made in writing and signed by the parties hereto without an amendment to the Agreement.

23.           The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.

Trinity Street Asset Management LLP	BROWN BROTHERS HARRIMAN & CO.
Through its Separately Identifiable Department known as the Brown Brothers Harriman Mutual Fund Advisory Department

/s/ Ed Bell	/s/ Daniel Greifenkamp
Name: Ed Bell	Name: Daniel Greifenkamp
Title: Partner and Deputy Chief Executive Officer	Title: Vice President

Exhibit A

to the

SUB-ADVISORY AGREEMENT dated as of August 16, 2023 between Brown Brothers Harriman & Co., through a separately identifiable department, known as the Brown Brothers Harriman Mutual Fund Advisory Department and Trinity Street Asset Management LLP.

As compensation for its services hereunder, the Sub-Adviser shall receive a fee determined on the dates and in the manner hereinafter set forth.

Fee. [ REDACTED]

Initial:

/s/ DG	/s/ EB

Adviser	Sub-Adviser

Exhibit B

List of Competitor Organizations

[REDACTED]

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